Exhibit 10.1

Form Agreement

Time and Performance Vesting

QC HOLDINGS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of             , 200   (the “Grant Date”), is made between QC Holdings, Inc., a Kansas corporation (the “Company”), and                     , an employee of the Company or a subsidiary of the Company (“Participant”).

RECITALS:

1. The Company has adopted the 2004 Equity Inventive Plan (the “Plan”), which was approved by the stockholders of the Company on July 7, 2004.

2. The Plan provides, among other things, for the grant of restricted stock awards by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to eligible employees of the Company or any subsidiary in accordance with the terms and provisions of the Plan.

3. The Committee considers Participant to be an employee who is eligible for a grant of restricted stock pursuant to the Plan, and has determined that it is in the interests of the Company to grant restricted stock to Participant, subject to the terms and conditions set forth in this Agreement and the Plan.

4. Participant wishes to accept this award of restricted stock, subject to the terms and conditions set forth in this Agreement and the Plan.

AGREEMENTS:

NOW, THEREFORE, the parties agree as follows:

1. Incorporation of the Plan. Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions of the Plan. The Plan is incorporated in this Agreement by reference, and all terms, conditions and provisions contained in the Plan are deemed to be contained in this Agreement. Any conflict between the terms of this Agreement and the terms of the Plan will be resolved by the Committee, whose determination will be final and binding on all parties. In general, and except as otherwise determined by the Committee, the provisions of the Plan will supersede the provisions of this Agreement to the extent of any conflict between the Plan and this Agreement. Capitalized terms used in this Agreement have the meanings given those terms in the Plan unless otherwise defined in this Agreement or unless the context requires otherwise.

2. Restricted Stock Award. The Committee awards to Participant              [            ] shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), subject to the terms, conditions and restrictions set forth in this Agreement and the Plan (the “Restricted Stock”).

3. Restrictions. The Restricted Stock is restricted in that Participant may not sell, assign, margin, transfer, encumber, convey, give, alienate, hypothecate, pledge or otherwise dispose of any shares of Restricted Stock, except a transfer by will or the laws of descent and distribution, until the restrictions are removed or expire as described in Section 4. Any attempt to sell, assign, margin, transfer, encumber, convey, give, alienate, hypothecate, pledge or otherwise dispose of the shares of Restricted Stock, while restricted, will be void and ineffective, will give no right to any purported transferee, and may, at the discretion of the Committee, result in forfeiture of those shares of Restricted Stock.

4. Vesting. Throughout the time Participant remains continuously employed by the Company or a Subsidiary,              shares of Restricted Stock awarded under this Agreement will vest (“Time Vested Shares”) in accordance with the following table:

Date of Vesting	Number of Time Vested Shares
, 20	Vested Shares
, 20	additional Vested Shares
, 20	additional Vested Shares
, 20	additional Vested Shares

If Participant remains continuously employed by the Company or a Subsidiary through [*insert performance vesting period                             *],              shares of Restricted Stock awarded under this Agreement will vest (“Performance Vested Shares”) in accordance with the following terms:

[*Insert applicable terms for performance-based vesting*]

The Time Vested Shares and the Performance Vested Shares are collectively referred to as the “Vested Shares.”

The shares of Restricted Stock that have not vested (“Unvested Shares”) will remain subject to forfeiture.

5. Issuance of Shares.

(a) Unvested Shares. The Company will cause the Restricted Stock to be issued in the name of Participant, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Restricted Stock, which certificate or certificates will be held by the Secretary of the Company, the stock transfer agent or brokerage service selected by the Secretary of the Company to provide those services for the Plan. The shares of Restricted Stock will be restricted from transfer and may be subject to an appropriate stop-transfer order. If any certificate is issued, in accordance with Section 13 of this Agreement the certificate will bear an appropriate legend referring to the restrictions applicable to the Restricted Stock. Participant agrees to the retention by the Company of the Restricted Stock and, if a stock certificate is issued, agrees to execute and deliver to the Company a blank stock power with respect to the shares of Restricted Stock as a condition to the receipt of this Restricted Stock award. Participant agrees, upon the request of the Company, to execute in blank and to deliver to the Company any related documents as may be deemed advisable by the Company in order to carry out effectively the provisions of this Agreement, and, by execution of this Agreement, Participant designates the Secretary of the Company as his or her attorney in fact, with full power and authority to execute on Participant’s behalf any of the foregoing documents.

(b) Vested Shares. After any shares of Restricted Stock vest pursuant to Section 4, and following payment by Participant of the applicable withholding taxes, the Company will promptly cause to be issued a certificate or certificates, registered in the name of Participant or in the name of Participant’s designee, evidencing the whole Vested Shares (less any Vested Shares withheld to pay withholding taxes) and will cause the certificate or certificates to be delivered to

Participant or Participant’s designee, free of any restrictive legend or stop-transfer order. The Company will pay to Participant the value of any fractional Vested Shares in cash at the time the certificates are delivered to Participant.

6. Stockholder Rights. Participant is entitled to all the rights of absolute ownership of the Restricted Stock, including the right to vote those shares of Restricted Stock and to receive dividends thereon if, as, and when declared by the Board of Directors of the Company, subject, however, to the terms, conditions and restrictions described in the Plan and this Agreement. If any dividends or other distributions with respect to the Restricted Stock are paid in Common Stock or other securities of the Company, that Common Stock or other securities will be subject to the same restrictions specified in Sections 3 and 4 as the shares of Restricted Stock with respect to which they are paid.

7. Other Conditions.

(a) Termination of Employment. If Participant incurs a Termination of Employment, other than a Termination of Employment due to Participant’s disability, all Unvested Shares, determined as of the date of Termination of Employment, will be forfeited and Participant will have no rights therein. If Participant incurs a Termination of Employment due to Participant’s disability, all of Participant’s Unvested Shares will immediately become Vested Shares.

(b) Termination due to Change in Control. If there is a Change of Control, all restrictions on the Unvested Shares will lapse and thereafter the remaining Unvested Shares will vest, free of all restrictions.

8. Government Regulations, Registration and Listing of Stock. This Agreement, this Restricted Stock award and the Company’s obligation to deliver Common Stock evidencing the Restricted Stock under this Agreement will be subject to all applicable federal, state and local laws, rules and regulations and to such approvals which may be required by regulatory or governmental agencies. Participant represents and covenants that if in the future Participant decides to offer or dispose of any of the Restricted Stock subject to this Agreement or interest therein, Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all the applicable state securities laws.

9. Agreement Respecting Taxes. Participant agrees to pay to the Company, or to make arrangements satisfactory to the Company for the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock or this Restricted Stock award, including withholding from Participant’s compensation or withholding Vested Shares otherwise deliverable to Participant under this Agreement. In addition, Participant acknowledges and agrees that the Company has the right, to the maximum extent permitted by law, to deduct from any compensation, other payments or awards otherwise due to Participant, any taxes described in the previous sentence required by law to be withheld with respect to the Restricted Stock or this Restricted Stock award. Finally, Participant acknowledges that he or she is aware that any taxes referred to in this Section 9 may be due upon the vesting of all or a portion of the Restricted Stock.

10. No Other Rights Created. Neither this Agreement nor the Restricted Stock award will constitute an employment agreement nor confer upon Participant any right to remain in the employ of the Company or any subsidiary of the Company. Participant will remain subject to termination of Participant’s employment to the same extent as though this Agreement and the Restricted Stock award did not exist.

11. Notices. Any notice under this Agreement to the Company must be addressed to the Company at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, to the attention of Chief Financial Officer. Any notice under this Agreement to Participant must be addressed to Participant at the address set forth in the Company’s payroll records for Participant, subject to the right of either party to designate in writing a different address.

12. Amendment. The Committee may at any time unilaterally amend the terms and conditions pertaining to the Restricted Stock award; except that any amendment that is adverse to Participant will require Participant’s written consent.

13. Legend on Stock Certificates. All certificates representing the Restricted Stock will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AWARD AGREEMENT BETWEEN QC HOLDINGS, INC. (THE “COMPANY”) AND THE HOLDER OF THE STOCK REPRESENTED BY THIS CERTIFICATE. A COPY OF THE AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

14. Miscellaneous. This Agreement contains a complete statement of all the arrangements between the Company and Participant with respect to its subject matter. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Kansas applicable to agreements made and to be performed exclusively in the State of Kansas. The headings in this Agreement are solely for convenience of reference and will not affect its meaning or interpretation.

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IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be executed by its duly authorized officer and Participant has executed this Agreement as of the day and year first above written.

QC HOLDINGS, INC.

By:
Printed Name:
Title:

PARTICIPANT:

Printed Name:

Address: